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EXHIBIT 16.2


                                  July 20, 2001


Securities and Exchange Commission
Washington, DC   20549


We were previously the independent accountants for Multi-Media Tutorial Services, Inc., and on May 20, 2000, we reported on the consolidated financial statements of Multi-Media Tutorial Services, Inc. and subsidiaries as of and for the two years ended February 29, 2000. On June 15, 2001, we were dismissed as independent accountants of Multi-Media Tutorial Services, Inc.

We have read Multi-Media Tutorial Services, Inc.'s statements included under
Item 8 (b) and (c) of its Form 10-KSB for the year ended February 28, 2001, and we agree with such statements.



                                          SINGER LEWAK GREENBAUM & GOLDSTEIN LLP